KELSO TECHNOLOGIES INC.

Consolidated Financial Statements
August 31, 2011 and 2010

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements of Kelso Technologies Inc. have been prepared by management in accordance with Canadian generally accepted accounting principles. The financial information contained elsewhere in this report has been reviewed to ensure consistency with the financial statements.

Management maintains systems of internal control designed to provide reasonable assurance that the assets are safeguarded, all transactions are authorized and duly recorded and financial records are properly maintained to facilitate the preparation of consolidated financial statements in a timely manner. The Board of Directors is responsible for ensuring that management fulfils its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee.

The Audit Committee of the Board of Directors has reviewed the consolidated financial statements with management and the external auditors. Smythe Ratcliffe LLP, an independent firm of chartered accountants, appointed as external auditors by the shareholders, have audited the consolidated financial statements and their report is included herein.

“William Troy” (signed)	“James R. Bond” (signed)
William Troy	James R. Bond

Vancouver, British Columbia
December 9, 2011

INDEPENDENT AUDITORS’ REPORT

TO THE SHAREHOLDERS OF KELSO TECHNOLOGIES INC.

We have audited the accompanying consolidated financial statements of Kelso Technologies Inc., which comprise the consolidated balance sheets as at August 31, 2011 and 2010, and the consolidated statements of operations, comprehensive loss and deficit, and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Kelso Technologies Inc. as at August 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Vancouver, British Columbia
December 9, 2011

Kelso Technologies Inc.
Consolidated Balance Sheets
August 31

	2011	2010

Assets
Current
Cash	$1,427,947	$284,207
Accounts receivable	330,619	142,834
HST receivable	90,647	28,933
Prepaid expenses (Note 9)	44,814	17,690
Inventory (Note 5)	246,005	-

	2,140,032	473,664
Patent (Note 7)	33,846	36,923
Property and equipment (Note 6)	237,750	-
Deferred product costs	79,581	-
Deposit	15,318	-

	$2,506,527	$510,587

Liabilities
Current
Accounts payable and accrued liabilities	$246,754	$195,370
Due to related parties (Note 9)	16,650	111,344
Note payable (Note 11)	-	75,000

	263,404	381,714

Shareholders’ Equity
Capital Stock
Common shares (Note 8 (a))	13,359,242	10,369,150
Subscriptions received	900	-
Contributed surplus (Note 8 (d))	1,320,020	718,706
Deficit	(12,437,039)	(10,958,983)

	2,243,123	128,873

	$2,506,527	$510,587

Commitment (Note 10) Subsequent Events (Note 14)

Approved on behalf of the Board:

“William Troy” (signed)
William Troy, Director

“James R. Bond” (signed)
James R. Bond, Director

See notes to consolidated financial statements

Kelso Technologies Inc.
Consolidated Statements of Operations, Comprehensive Loss and Deficit
Years Ended August 31

	2011	2010

Revenues	$1,311,078	$190,844
Cost of Goods Sold	994,722	150,630

Gross Profit	316,356	40,214

Expenses
Stock-based compensation (Note 8 (b))	604,165	196,244
Management fees (Note 9)	255,283	168,401
Administrative salaries	215,439	-
Consulting and investor relations (Note 9)	146,275	60,815
Accounting and legal	141,849	129,115
Office and general	124,399	16,418
Research (Note 9)	109,672	59,668
Travel	59,610	52,990
Rent (Note 9)	45,302	3,500
Marketing	42,675	-
License fees	31,016	17,923
Automobile (Note 9)	20,703	10,088
Bank charges	13,507	4,273
Insurance	5,081	-
Telephone	2,941	2,830
Management salaries (Note 9)	-	78,856
Foreign exchange gain	(6,584)	(18,682)
Amortization of equipment and patent	15,241	3,277

	1,826,574	785,716

Loss before the following	(1,510,218)	(745,502)
Gain on settlement of debt (Note 9)	25,075	438,510
Interest income	7,087	-
Write-off of assets	-	(923)

Net Loss and Comprehensive Loss of Year	(1,478,056)	(307,915)
Deficit, Beginning of Year	(10,958,983)	(10,651,068)

Deficit, End of Year	$(12,437,039)	$(10,958,983)

Basic and Diluted Loss Per Share	$(0.05)	$(0.02)

Weighted Average Number of Common Shares Outstanding	28,072,327	13,649,244

See accompanying notes to consolidated financial statements

Kelso Technologies Inc.
Consolidated Statements of Cash Flows
Years Ended August 31

	2011	2010

Operating Activities
Net loss	$(1,478,056)	$(307,915)
Items not involving cash
Amortization of equipment and patent	17,805	3,277
Gain on settlement of debt	(25,075)	(438,510)
Stock-based compensation	604,165	196,244
Write-off of assets	-	923
Unrealized foreign exchange	390	(5,495)

	(880,771)	(551,476)

Changes in non-cash working capital
Accounts receivable	(187,785)	(142,834)
HST receivable	(61,714)	(23,365)
Prepaid expenses and deposit	(42,442)	(11,484)
Inventory	(246,005)	-
Accounts payable and accrued liabilities	51,384	(123,386)
Due to related parties	(69,619)	36,157

	(556,181)	(264,912)

Cash Used in Operating Activities	(1,436,952)	(816,388)

Investing Activities
Patent acquisitions	-	(40,000)
Deferred product costs	(79,581)	-
Property and equipment	(252,478)	-

Cash Used in Investing Activities	(332,059)	(40,000)

Financing Activities
Issue of and subscription for common shares, net of share issue costs	2,988,141	1,145,319
Shareholder repayment, net (Note 8)	-	(12,740)
Note payable	(75,000)	-

Cash Provided by Financing Activities	2,913,141	1,132,579

Foreign Exchange Effect on Cash	(390)	5,495

Inflow of Cash	1,143,740	281,686
Cash, Beginning of Year	284,207	2,521

Cash, End of Year	$1,427,947	$284,207

Supplemental cash flow information (Note 13)

See notes to consolidated financial statements

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

1.	NATURE OF OPERATIONS AND GOING CONCERN

Kelso Technologies Inc. (the “Company”) designs, engineers, markets, produces and distributes various proprietary pressure relief valves and manway securement systems designed to reduce the risk of environmental harm due to non-accidental events in the transportation of hazardous commodities via railroad tank cars. The Company had a contract with one customer, which accounted for 64% of sales in the current year (2010 - 49%) The

Company trades on the TSX Venture Exchange (“TSX-V”) under the symbol “KLS”.

These consolidated financial statements have been prepared on the basis of the going concern assumption meaning the Company will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Company has experienced significant operating losses (2011 - $1,478,056; 2010 - $307,915) and as at August 31, 2011 has an accumulated deficit of $12,437,039 (2010 - $10,958,983) and a working capital of $1,876,628 (2010 - $91,950).

The Company plans to generate the necessary resources to finance operations by way of a combination of sales of its products and issuance of equity securities through private placements.

The consolidated financial statements do not reflect adjustments to the amounts and classifications of assets and liabilities that would be necessary if the going concern assumption were not appropriate.

2.	SIGNIFICANT ACCOUNTING POLICIES

These financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). The Company's functional and reporting currency is the Canadian dollar.

(a) Basis of presentation and consolidation

The consolidated financial statements include the accounts of the Company and its integrated wholly-owned subsidiary, Kelso Technologies (USA) Inc., a Nevada, USA, corporation. Intercompany transactions and balances have been eliminated.

(b) Property and equipment

Property and equipment are recorded at cost less accumulated amortization. Amortization is calculated over the estimated useful life of the property and equipment on a declining- balance basis at the following rates:

Building	– 4%
Office equipment	– 20%
Plant equipment	– 20%

Leasehold improvements are amortized on a straight-line basis over the lease term. In the year of acquisition, amortization is recorded based on one-half of annual amortization.

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(c)	Research and development

Research costs are expensed as incurred. Product and technology development costs, which meet the criteria for deferral and are expected to provide future benefits with reasonable certainty, are deferred and amortized over the estimated life of the products or technology. In 2011 the Company commenced deferring development costs associated with the manway securement systems. In the year of deferral of product costs the Company does not record amortization.

	(d)	Patent costs

Patents are capitalized and amortized on a straight-line basis over their 13-year protective term. The patents are tested for impairment on an annual basis or when events occur that may indicate impairment. If there are indications of impairment, the unamortized balance is charged to operations in the period.

	(e)	Revenue recognition

Revenues are recognized when the risks and rewards of ownership have passed to the customer based on the terms of the sale, collection of the relevant receivable is probable, evidence of an arrangement exists and the sales price is fixed or determinable. Risk and rewards of ownership pass to the customer upon shipment or upon invoicing depending on the agreement with the customer. Provisions for sales discounts, returns and miscellaneous claims from customers are made at the time of sale.

Interest income is recognized at the stated rate over the term of the instrument.

	(f)	Inventory

Inventory components include raw materials and supplies used to assemble valves and finished valves. All inventories are recorded at the lower of cost and net realizable value on a first-in first-out basis. The stated value of all inventories includes raw materials and supplies purchase and assembly costs, and attributable overhead and amortization. A regular review is undertaken to determine the extent of any provision for obsolescence.

	(g)	Future income taxes

The Company accounts for and measures future tax assets and liabilities in accordance with the assets and liability method. Under this method, future income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and losses carried forward. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment of the change. When the future realization of income tax assets does not meet the test of being more likely than not to be realized, a valuation allowance in the amount of the future benefit is taken and no asset is recognized.

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(h)	Foreign currency translation

The accounts of foreign operations are translated into Canadian dollars as follows:

(i) Monetary assets and liabilities, at the rate of exchange in effect at the balance sheet date;

(ii) Non-monetary assets and liabilities, at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and

(iii) Revenue and expense items (excluding amortization, which is translated at the same rate as the related asset), at the rate of exchange prevailing at the transaction date.

Gains and losses arising from translation of foreign currency are included in the determination of net loss.

	(i)	Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates include the determination of accrued liabilities, rates of amortization, collectability of accounts receivable, allocation of variable and fixed overhead costs to inventory, obsolescence and impairment of inventory, valuation allowance for future tax assets and assumptions used in the calculation of stock - based compensation. While management believes the estimates used are reasonable, actual results could differ from those estimates and could impact future results of operations and cash flows.

	(j)	Basic and diluted loss per share

Basic loss per share is calculated using the weighted average number of common shares outstanding during the year. The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments. Under this method the dilutive effect on loss per share is calculated presuming the exercise of outstanding options, warrants and similar instruments. It assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price during the year. However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive.

Shares held in escrow, other than where their release is subject to the passage of time, are not included in the calculation of the weighted average number of common shares outstanding.

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(k)	Stock-based compensation

The Company accounts for stock-based compensation using a fair value based method with respect to all stock-based payments, to directors, employees and non-employees. For directors and employees, the fair value is measured at the date of grant. For non- employees, the fair value is measured on the earlier of the date at which the counterparty performance is completed or the date the performance commitment is reached or the date at which the equity instruments are granted if they are fully vested and non-forfeitable. For directors, employees and non-employees, the fair value of the options is accrued and charged to operations, with the offset credit to contributed surplus. For directors and employees fair value is recognized over the vesting period, and for non-employees fair value is recognized over the related service period. If and when stock options are ultimately exercised, the applicable amounts of contributed surplus are transferred to capital stock. The Company does not incorporate an estimated forfeiture rate for options that will not vest, but rather accounts for actual forfeitures as they occur.

	(l)	Issue of equity units

The Company uses the residual value method with respect to the measurement of common shares and share purchase warrants issued as private placement units. The proceeds from the issue of units is allocated between common shares and share purchase warrants on a residual value basis, wherein the fair value of the common shares is based on the market value on the date of the announcement of the placement and the balance, if any, is allocated to the attached warrants. Share issue costs are netted against share proceeds.

	(m)	Financial instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, due to related parties and notes payable.

All financial instruments are classified as one of the following: held-to-maturity, loans and receivables, held-for-trading, available-for-sale or other financial liabilities. Financial assets and liabilities classified as held-for-trading are measured at fair value with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and other financial liabilities are measured at amortized cost using the effective interest method. Available-for-sale financial instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income and reported in shareholders’ equity.

Transaction costs that are directly attributable to the acquisition or issue of financial instruments that are classified as held-to-maturity, loans and receivables, or other financial liabilities are included in the initial carrying value of such instruments and amortized using the effective interest method. Transaction costs for financial instruments classified as held- for-trading are expensed when incurred, while those classified as available-for-sale are included in the initial carrying value.

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(m)	Financial instruments (Continued)

The Company provides information about its financial instruments measured at fair value at one of three levels according to the relative reliability of the inputs used to estimate the fair value:

Level 1 –	quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 –	inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and
Level 3 –	inputs for the asset or liability that are not based on observable market data (unobservable inputs).

(n)	Future accounting changes

International Financial Reporting Standards (“IFRS”)

In February 2008 the Canadian Accounting Standards Board confirmed that IFRS will replace Canadian GAAP for publicly accountable enterprises for financial periods beginning on and after January 1, 2011. The Company’s first mandatory filing under IFRS, which will be for the three months ended November 30, 2011, will contain IFRS-compliant information on a restated comparative basis, as well as reconciliations for that quarter and as at the September 1, 2010 transition date.

3.	CAPITAL MANAGEMENT

The Company considers its capital under management to be all components of shareholders’ equity. The Company’s objective in managing its capital is to maintain its ability to continue as a going concern and to further develop its business. To effectively manage the Company’s capital requirements, the Company has a planning and budgeting process in place to meet its strategic goals.

The Company funds it operations primarily through equity financing. Future financings are dependent on market conditions and there can be no assurance the Company will be able to raise funds in the future. The Company is not subject to externally imposed capital requirements.

There were no changes in the Company’s approach to capital management during the year.

4.	FINANCIAL INSTRUMENTS

The Company has designated its cash as held-for-trading; accounts receivable as loans and receivables; and accounts payable, due to related parties and notes payable as other liabilities.

(a) Fair value

The carrying values of cash, accounts receivable and accounts payable approximate their fair values due to their short-term maturity. The fair values of due to related parties and notes payable are not provided as there is no market for such instruments.

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

4.	FINANCIAL INSTRUMENTS (Continued)

	(b)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s approach to managing liquidity risk is to forecast cash flows from operations and anticipated investing and financing activities. At August 31, 2011, the Company has $1,427,947 (2010 - $284,207) of cash to settle current liabilities with the following due dates: accounts payable of $206,754 (2010 - $195,370) are due within three months; due to related party balances of $16,650 (2010 - $111,344) are due on demand; and notes payable of $nil (2010 - $75,000) was due on June 30, 2011.

	(c)	Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Cash is placed with a major Canadian financial institution. With respect to its accounts receivable, the Company assesses the credit rating of all customers and maintains provisions for potential credit losses, and any such losses to date have been within management’s expectations. The Company’s concentration of credit risk and maximum exposure thereto is $1,427,947 (2010 - $284,207) in cash and $330,619 (2010 - $142,834) in accounts receivable.

	(d)	Market risk

The significant market risks to which the Company is exposed are interest rate risk and currency risk.

(i) Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in market interest rates. The Company’s cash consists of cash held in bank accounts that earn interest at variable rates. Included in cash is a cashable guaranteed investment certificate, which accrues interest at prime minus 1.80% and matures on August 2, 2012. Due to the short-term nature of this financial instrument, fluctuations in market rates of interest do not have a significant impact on the estimated fair value or future cash flows as of August 31, 2011.

(ii) Currency risk

The Company is exposed to currency risk to the extent expenditures incurred or funds received and balances maintained by the Company are denominated in US dollars. The Company does not manage currency risk through hedging or other currency management tools.

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

4.	FINANCIAL INSTRUMENTS (Continued)

	(d)	Market risk (Continued)

		(ii)	Currency risk (Continued)

As at August 31, 2011 and 2010, the Company’s net exposure to foreign currency risk is as follows (in US dollars):

	2011	2010

Cash	$5,643	$12,450
Accounts receivable	330,619	133,066
Accounts payable	(132,313)	(76,746)

	$203,949	$68,770

Based on the above, assuming all other variables remain constant, a 1.5% weakening or strengthening of the Canadian dollar against the US dollar would result in an approximate $3,000 (2010 - $4,000) foreign exchange loss or gain in the statements of operations.

(iii)	Other price risk

Other price risk is the risk that the future cash flows of a financial instrument will fluctuate due to changes in market prices, other than those arising from interest rate risk or currency risk. The Company is not exposed to any other price risk.

5.	INVENTORY

	2011	2010
Finished goods	$206,048	$-
Raw materials and supplies	39,957	-
	$246,005	$-

6.	PROPERTY AND EQUIPMENT

	2011			2010
		Accumulated	Net		Accumulated	Net
	Cost	Amortization	Book Value	Cost	Amortization	Book Value

Land	$12,146	$-	$12,146	$-	$-	$-
Building	116,314	2,326	113,988	-	-	-
Leasehold improvements	25,643	2,564	23,079	-	-	-
Production equipment	98,375	9,838	88,537	-	-	-

	$252,478	$14,728	$237,750	$-	$-	$-

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

7.	PATENT AND ROYALTY OBLIGATION

	2011			2010
		Accumulated	Net		Accumulated	Net
	Cost	Amortization	Book Value	Cost	Amortization	Book Value

Patent	$40,000	$6,154	$33,846	$40,000	$3,077	$36,923

The Company is obligated to pay a 5% royalty from sales of their manway securement systems. During the year ended August 31, 2011, there were no revenues from sales of the manway securement systems. The Company also holds a number of other patents, which have been fully amortized as at August 31, 2011.

8.	CAPITAL STOCK

Authorized:

Unlimited Class A non-cumulative, preference shares without par value, of which 5,000,000 are designated Class A, convertible, voting, preference shares

Unlimited common shares without par value

Issued:

(a)	Common shares

	Number
	of Shares	Amount

Balance, August 31, 2009	11,295,754	$9,223,831

Issued during the year Private placements, for cash	10,482,629	1,245,508
Share issue costs	-	(100,189)
	10,482,629	1,145,319
Balance, August 31, 2010	21,778,383	10,369,150

Issued during the year Private placements for cash	8,952,400	2,738,100
Share issue costs	-	(205,379)
Exercise of share purchase options	18,000	4,320
Fair value of options exercised	-	2,851
Exercise of share purchase warrants at
$0.18	1,952,500	351,450
$0.25	80,000	20,000
$0.35	225,000	78,750
	11,227,900	2,990,092
Balance, August 31, 2011	33,006,283	$13,359,242

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

8.	CAPITAL STOCK (Continued)

	(a)	Common shares (Continued)

Private placements – August 31, 2011

(i)

On December 22, 2010, the Company completed a private placement of 6,938,000 units at a price of $0.25 per unit for gross proceeds of $1,734,500. Each unit consists of one common share and one-half of one share purchase warrant. One whole warrant entitles the holder to purchase one additional common share at $0.35 until December 22, 2012. The Company issued 14,400 shares valued at $0.25 per share for a fair value of $3,600 and paid $114,579 in finder’s fees.

(ii)

On July 25, 2011, the Company completed a private placement of 2,000,000 units at a price of $0.50 per unit for gross proceeds of $1,000,000. Each unit consists of one common share and one-half of one share purchase warrant. One whole warrant entitles the holder to purchase one additional common share at $0.70 until July 25, 2013. The Company paid $87,200 in finder’s fees.

Private placements – August 31, 2010

(iii)

On November 2, 2009, the Company completed a private placement of 1,059,029 units at a price of $0.21 per unit for gross proceeds of $222,396. Each unit consists of one common share and one share purchase warrant. Each whole warrant is exercisable at $0.35 until October 30, 2010, at $0.70 from October 31, 2010 until October 30, 2011, at $1.05 from October 31, 2011 until October 30, 2012, at $2.10 from October 31, 2012 until October 30, 2013 and at $5.25 from October 31, 2013 until October 30, 2014. The Company paid finder’s fees of $11,220.

(iv)

On May 26, 2010, the Company completed a private placement of 8,270,000 units at a price of $0.10 per unit for gross proceeds of $827,000. Each unit consists of one common share and one-half of one share purchase warrant. One whole warrant entitles the holder to purchase one additional common share at $0.18 until May 25, 2012. The Company paid $27,200 in finder’s fees.

(v)

On August 31, 2010, the Company completed a private placement of 1,153,600 units at a price of $0.17 per unit for gross proceeds of $196,112. Each unit consists of one common share and one-half of one share purchase warrant. One whole warrant entitles the holder to purchase one additional common share at $0.25 until August 31, 2012. The Company paid $14,100 in finder’s fees.

(vi) The Company paid $47,669 in cash for other fees relating to the aforementioned private placements.

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

8.	CAPITAL STOCK (Continued)

	(b)	Stock options

The Company has a stock option plan (the “Plan”) available to employees, directors, officers and consultants with grants under the Plan approved from time to time by the board of directors. Under the Plan, the Company is authorized to issue options to purchase an aggregate of up to 10% of the Company's issued and outstanding common shares. Each option can be exercised to acquire one common share of the Company. The exercise price for an option granted under the Plan may not be less than the market price at the date of grant less a specified discount dependent on the market price.

Options to purchase common shares have been granted to directors, employees and consultants as follows:

Exercise	Expiry	Outstanding	Exercisable	Outstanding	Exercisable
Price	Date	2011	2011	2010	2010

$0.24	February 4, 2011	-	-	300,000	75,000
$0.24	December 7, 2011*	143,000	143,000	-	-
$0.70	January 31, 2012	114,286	114,286	114,286	114,286
$0.52	February 2, 2012	300,000	75,000	-	-
$0.24	October 4, 2012	554,000	259,000	-	-
$0.70	November 8, 2012	58,213	58,213	58,213	58,213
$0.70	May 26, 2013	10,929	10,929	10,929	10,929
$0.24	December 7, 2013	250,000	125,000	-	-
$0.55	February 9, 2014	150,000	75,000	-	-
$0.24	June 2, 2015	600,000	450,000	600,000	150,000
$0.25	* June 14, 2015	300,000	225,000	300,000	75,000
$0.58	July 22, 2016	420,000	420,000	-	-
$0.58	August 24, 2016	100,000	100,000	-	-
$0.70	October 7, 2019	28,571	28,571	28,571	28,571

		3,028,999	2,083,999	1,411,999	511,999

*Subsequent to year-end, 100,000 options were exercised and the remaining 43,000 options expired unexercised.

A summary of the Company’s stock options as at August 31, 2011 and 2010 and changes for the years then ended are as follows:

		Weighted
		Average
	Number	Exercise
	of Options	Price

Outstanding, August 31, 2009	761,231	$0.78
Granted	1,682,661	$0.37
Cancelled	(932,947)	$0.76
Expired	(98,946)	$0.77
Outstanding, August 31, 2010	1,411,999	$0.31
Granted	1,935,000	$0.40
Expired	(300,000)	$0.24
Exercised	(18,000)	$0.24
Outstanding, August 31, 2011	3,028,999	$0.38

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

8.	CAPITAL STOCK (Continued)

	(b)	Stock options (Continued)

During the year ended August 31, 2011, the Company granted 1,935,000 (2010 - 1,682,661) stock options to directors, officers and consultants. Of the options granted, 1,206,000 vested during the year and the remaining 729,000 will vest in tranches every six months from the grant date. During the year, 18,000 options were exercised upon which fair value of $2,851 was reclassified from contributed surplus to capital stock.

The weighted average contractual life for the remaining options at August 31, 2011 is 3.3 (2010 - 4.5) years.

Stock-based compensation

The grant date fair value of options issued in the year ended August 31, 2011 was $596,125. Stock-based compensation of $604,165 (2010 - $196,244) was recognized in the year ended August 31, 2011, of which $70,228 pertains to prior period option grants and $62,298 of stock-based compensation will be recognized in future periods.

The fair value of stock options is determined using the Black-Scholes option pricing model with assumptions as follows:

	2011	2010

Risk-free interest rate (average)	1.85%	2.94%
Estimated volatility (average)	123%	122%
Expected life	3.70 years	6.43 years
Expected dividend yield	-	-
Grant date fair value per option	$0.31	$0.20

Option pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates

(c)	Share purchase warrants

As at August 31, 2011 and 2010, the Company has share purchase warrants outstanding entitling the holders to acquire common shares as follows:

		Outstanding				Outstanding
Exercise	Expiry	August 31,				August 31,
Price	Date	2010	Issued	Exercised	Expired	2011

$0.70	September 17, 2010	671,710	-	-	671,710	-
$0.70	July 2, 2011	1,535,154	-	-	1,535,154	-
$0.70	October 31, 2014	1,059,029	-	-	-	1,059,029
$0.18	May 25, 2012	4,135,000	-	1,952,500	-	2,182,500
$0.25	August 31, 2012	576,800	-	80,000	-	496,800
$0.35	December 22, 2012	-	3,469,000	225,000	-	3,244,000
$0.70	July 25, 2013	-	1,000,000	-	-	1,000,000

		7,977,693	4,469,000	2,257,500	2,206,864	7,982,329

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

8.	CAPITAL STOCK (Continued)

	(c)	Share purchase warrants (Continued)

		Outstanding			Outstanding
Exercise	Expiry	August 31,			August 31,
Price	Date	2009	Issued	Expired	2010

$0.70	April 4, 2010	410,237	-	410,237	-
$0.70	September 17, 2010	671,710	-	-	671,710
$0.70	July 2, 2011	1,535,154	-	-	1,535,154
$0.35*	October 30, 2014	-	1,059,029	-	1,059,029
$0.18	May 25, 2012	-	4,135,000	-	4,135,000
$0.25	August 31, 2012	-	576,800	-	576,800

		2,617,101	5,770,829	410,237	7,977,693

*

Exercisable at $0.35 until October 30, 2010, at $0.70 from October 31, 2010 until October 30, 2011, at $1.05 from October 31, 2011 until October 30, 2012, at $2.10 from October 31, 2012 until October 30, 2013 and at $5.25 from October 31, 2013 until October 30, 2014.

(d)	Contributed surplus

	2011	2010

Balance, beginning of year	$718,706	$522,462
Stock-based compensation	604,165	196,244
Fair value of options exercised	(2,851)	-

Balance, end of year	$1,320,020	$718,706

9.	RELATED PARTY TRANSACTIONS

Related parties are directors and officers, companies controlled by the directors and officers, a company controlled by a former officer and a company whose principal is an officer of the Company.

Related party transactions not otherwise described in these financial statements are shown below. These amounts are included in the amounts shown on the statements of operations:

	2011	2010

Management fees	$255,283	$168,401
Consulting	$-	$10,500
Research and development costs	$50,250	$-
Rent	$-	$3,500
Automobile	$-	$8,400
Management salaries	$-	$74,000

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Included in prepaid expenses is $20,000 (2010 - $Nil) paid to a director and an officer of the Company for management fees.

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

9.	RELATED PARTY TRANSACTIONS (Continued)

During the year ended August 31, 2011, one former director of the Company forgave $25,075 of outstanding debt.

During the year ended August 31, 2010, three directors, two of which were officers, collectively forgave $438,510 of outstanding debt. The forgiven amount consisted of $394,352 of related party balances and $44,158 of shareholder advances.

As at August 31, 2011, amounts due to related parties, which are unsecured and have no interest or specified terms of payments, are as follows:

(a) $16,650 (2010 - $1,959) for reimbursement of expenses to a director of the Company.

(b) $Nil (2010 - $19,000) for reimbursement of expenses and $Nil (2010 - $35,310) consulting fees to a director and officer of the Company.

(c) $Nil (2010 - $55,075) consulting fees to a director of the Company.

10.	COMMITMENT

The Company is committed to making the following payments for base rent on its lab in Lisle, Illinois:

	2012	2013	2014	Total
Lab rental cost	$41,514	$42,551	$10,703	$94,768

11.	NOTE PAYABLE

The $75,000 note payable was to a former officer of the Company was unsecured and non- interest-bearing with repayment terms of a minimum rate of $5,000 per month beginning April 16, 2010, or as soon thereafter as funds are available to the Company, and the same amount every month thereafter or sooner if funds permit. The full amount was repaid during the year.

12.	INCOME TAXES

The Company has non-capital loss carry-forwards of approximately $4,497,000 to reduce future taxable income as follows:

2014	$167,000
2015	708,000
2025	13,000
2026	506,000
2027	631,000
2028	710,000
2029	625,000
2030	131,000
2031	1,006,000
$4,497,000

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

12.	INCOME TAXES (Continued)

The tax losses above include approximately $14,000 that may be applied against future taxable income in the US over a 20-year period (expiring 2025 and later).

The Company has net capital losses of $138,019 to be applied against future net capital gains. These losses can be carried forward indefinitely.

The Company also has Canadian exploration expenditures totalling $92,424 and Canadian development expenditures totalling $50,500 that may be available to reduce future taxable income.

Significant components of the Company’s future tax assets and liabilities, after applying enacted corporate income tax rates, are as follows:

	2011	2010

Future income tax rate	25%	25%

Future income tax assets
Non-capital loss carry-forwards	$1,125,830	$880,520
Capital loss carry-forwards	17,252	17,252
Share issue costs	57,839	23,327
Tax value over book value of Canadian resource expenditures	35,731	35,731

	1,236,652	956,830
Valuation allowance for future income tax assets	(1,214,195)	(956,803)

	22,457	27
Future income tax liability
Book value over tax value of deferred product costs, Patent, and property and equipment	(22,457)	(27)

	$-	$-

The reconciliation of income tax benefit computed at statutory rates to the reported income tax benefit is as follows:

	2011	2010

Income tax benefit computed at Canadian statutory rates	$401,539	$89,295
Stock-based compensation and other permanent differences	(165,018)	(59,785)
Tax effect of expired losses	-	(160,180)
Tax effect of forgiveness of debt	(6,269)	(109,499)
Changes in other timing differences	48,944	24,704
Change resulting from tax rate reduction	(21,804)	(41,096)
Change in valuation allowance	(257,392)	256,561

Income tax recovery	$-	$-

Kelso Technologies Inc.
Notes to Consolidated Financial Statements
Years Ended August 31, 2011 and 2010

13.	SUPPLEMENTAL CASH FLOW INFORMATION

	2011	2010

Supplementary Cash Flow Information
Non-cash financing activities
Amortization of property and equipment allocated to cost of sales	$2,397	$-
Amortization of property and equipment allocated to inventory	$167	$-
Non-cash note payable (included in due to related parties)	$-	$75,000
Interest paid	$-	$2,279
Income taxes paid	$-	$-

14.	SUBSEQUENT EVENTS

	(a)	On April 27, 2011, the Company entered into an Investor Relations Consulting Agreement with Hayden IR. Effective November 2, 2011, this agreement was terminated.

	(b)	On November 3, 2011, the Company settled indebtedness of $82,502 for $67,500, realizing a gain of $15,002.

	(c)	The Company raised $76,250 pursuant to the exercise of 305,000 share purchase warrants.

	(d)	The Company raised $24,000 pursuant to the exercise of 100,000 options.

(e)

On November 25, 2011, 450,000 share purchase options were granted to several contractors engaged by the Company. Each option is exercisable at $0.65 for a term of three years and vest in one-quarter increments every six months.